Register.com Reports Second Quarter 2004 Financial Results

New York, NY, August 5, 2004 - Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, today reported a net loss for the quarter ended June 30, 2004 of $(384,000) or $(0.02) per share, compared to a loss of $(3.0) million, or $(0.07) per share, for the second quarter of 2003 and compared to net income of $1.1 million, or $0.04 per diluted share, for the first quarter of 2004. Loss from operations in the second quarter of 2004 was $(601,000), compared with a loss of $(4.7) million in the second quarter of 2003 and income from operations of $1.3 million in the first quarter of 2004.

Net revenues for the second quarter of 2004 were $24.4 million, compared to net revenues of $26.2 million for the second quarter of 2003, and $25.9 million for the first quarter of 2004. The year-over-year decline in revenue resulted primarily from the Company's strategic decision, made in the fourth quarter of 2003, to discontinue pursuing advertising revenue from parties who sell products and services that are potentially competitive with the Company's recently introduced value added services. Second quarter 2004 revenue mix was as follows: 86% from domain name registrations, 13% from other products and services and 1% from advertising. This compares with a respective revenue mix of 86%, 9% and 5% in the second quarter of 2003 and 88%, 11% and 1% in the first quarter of 2004.

At the end of the second quarter of 2004, the Company's deferred revenue balance was $89.8 million, representing a $1.1 million increase from the balance at the end of the first quarter of 2004. At the end of the second quarter of 2004, Register.com had $100.6 million in cash, short-term investments and marketable securities, representing a $4.2 million increase from the balance at the end of the first quarter of 2004. Cash flow from operations was $4.0 million in the second quarter of 2004, compared to $2.0 million in the second quarter of 2003 and $3.0 million in the first quarter of 2004.

"I am pleased to see our sales of value added services continue to increase," said Peter A. Forman, President and Chief Executive Officer of Register.com. "We are executing on our strategy to diversify our revenue through building broader relationships with our customers. At the same time, we continue to make solid advances on the systems improvements that will enable the Company to operate more efficiently in the future. Our strategic progress is evidenced in our increase in deferred revenue and cash flow from operations."

Gross margin for the second quarter of 2004 was 68%, compared with 67% in the second quarter of 2003 and 68% in the first quarter of 2004. The year-over-year increase in gross margin was primarily due to increased sales of other products and services in the second quarter of 2004.

The Company registered, transferred and renewed approximately 545,000 domain names in the second quarter of 2004. This compares to approximately 516,000 registrations in the second quarter of 2003, and approximately 580,000 registrations in the first quarter of 2004. Of the total registrations in the second quarter of 2004, approximately 224,000 were new and transferred registrations, and approximately 320,000 were renewals. As of June 30, 2004, Register.com had approximately 3.0 million domain names under management. The Company's renewal rate for the twelve months ended June 30, 2004 was approximately 60%, up from 58% for the twelve months ended March 31, 2004.

General and administrative expense for the second quarter 2004 increased sequentially, primarily due to a $1.4 million provision for the Company's portion of the settlement of a class-action lawsuit related to the Company's SafeRenew program, offset in part by a $0.4 million gain on sale of a property. General and administrative expense for the second quarter of 2004 and 2003 includes $0.5 million and $0.6 million, respectively, to cover what the Company estimates to be the maximum potential credit card penalties that could be imposed for transactions occurring during those periods. As of June 30, 2004 the Company has accrued a total of $7.2 million for such potential penalties, which is included in accounts payable and accrued liabilities on the Consolidated Balance Sheet.

Net loss per share for the second quarter of 2004 is based upon approximately 23.6 million shares outstanding. At the end of the second quarter of 2003, the Company had approximately 40.8 million shares outstanding. The reduction in share count was due to the Company's $120 million self-tender offer completed in September 2003.

Register.com will hold a conference call at 4:30 p.m. ET today to discuss the Company's second quarter results. The Company will also provide guidance on the conference call. The event will be webcast live on the Company's investor website: http://investor.register.com. An audio archive will be available on the site beginning two hours after the call's start time.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with Register.com's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, the Company's registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of our growth and of the Internet and domain name industry, risks associated with any extraordinary transactions the Company may pursue and other factors detailed in Register.com's filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q for the period ended March 31, 2004 currently on file.

Contact:

Stephanie Marks, Investor Relations

(212) 798-9169

smarks@register.com

Register.com, Inc.
Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues	$ 24,419	$ 26,167	$ 50,336	$ 53,257
Cost of revenues	7,795	8,570	16,206	16,861
Gross profit	16,624	17,597	34,130	36,396
Operating costs and expenses:
Sales and marketing	7,069	6,599	14,374	13,246
Research and development	4,677	4,169	8,851	8,070
General and administrative (including non-cash compensation of $79, $287, $246 and $475 respectively)	5,322	11,354	9,936	17,446
Amortization of intangibles	157	135	315	269
Total operating expenses	17,225	22,257	33,476	39,031
Income (loss) from operations	(601)	(4,660)	654	(2,635)
Other income, net	235	899	594	1,778
Income (loss) before provision (benefit) for income taxes	(366)	(3,761)	1,248	(857)
Provision (benefit) for income taxes	18	(765)	547	129
Net income (loss)	$(384)	$(2,996)	$ 701	$(986)

Basic income (loss) per share	$(0.02)	$(0.07)	$ 0.03	$(0.02)
Diluted income (loss) per share	$(0.02)	$(0.07)	$ 0.03	$(0.02)

Weighted average number of shares outstanding:
Basic	23,645	40,991	23,602	40,819
Diluted	23,645	40,991	24,920	40,819

Register.com, Inc.
Consolidated Balance Sheet

(in thousands, except share amounts)

	June 30, 2004	December 31, 2003
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$ 65,662	$ 52,991
Short-term investments	24,645	39,043
Accounts receivable, less allowance of $1,513 and $1,850, respectively	6,990	6,505
Prepaid domain name registry fees	13,819	14,477
Deferred tax assets, net	26,233	24,927
Other current assets	3,079	2,388
Total current assets	140,428	140,331
Fixed assets, net	8,217	8,363
Prepaid domain name registry fees, net of current portion	9,995	9,856
Other investments	496	396
Marketable securities	10,262	2,527
Intangible assets, net	1,696	1,952
Total assets	$ 171,094	$ 163,425

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$ 19,934	$ 16,214
Deferred revenue	54,628	53,728
Total current liabilities	74,562	69,942
Deferred revenue, net of current portion	35,123	33,191
Total liabilities	109,685	103,133

Commitments and contingencies

Stockholders' equity
Preferred stock - $.0001 par value, 5,000,000 shares authorized; none issued and outstanding at June 30, 2004 and December 31, 2003 respectively	–	–
Common stock - $0.0001 par value, 200,000,000 shares authorized; 23,699,880 and 23,536,801 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	2	2
Additional paid-in capital	100,330	100,228
Unearned compensation	(182)	(528)
Accumulated other comprehensive income	2,111	2,144
Accumulated deficit	(40,852)	(41,554)

Total stockholders' equity	61,416	60,292
Total liabilities and stockholders' equity	$171,094	$163,425

Register.com, Inc.
Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	($384)	($2,996)	$701	($986)
Adjustments to reconcile net income to net cash provided by operating activities net of acquisitions:
Depreciation and amortization	1,027	1,227	2,032	2,472
Gain on sale of fixed asset	(443)	–	(443)	–
Compensatory stock options and warrants expense	79	487	246	475
Deferred income taxes	(1,284)	(525)	(1,306)	(555)
Tax benefit from exercise of employee stock options	–	54	–	54
Changes in assets and liabilities affecting operating cash flows:
Accounts receivable	(463)	459	(388)	(370)
Prepaid domain name registry fees	120	(868)	598	(1,229)
Deferred revenues	1,004	418	2,562	1,838
Other current assets	698	(603)	(793)	(2,461)
Accounts payable and accrued expenses	3,656	4,353	3,759	3,693
Net cash provided by operating activities	4,010	2,006	6,968	2,931
Cash flows from investing activities:
Purchases of fixed assets	(948)	(970)	(2,089)	(2,567)
Sales of fixed assets	997	–	997	–
Purchases of investments	(75,442)	(114,376)	(163,226)	(167,132)
Maturities of investments	84,022	143,139	169,789	210,011
Net cash provided by investing activities	8,629	27,793	5,471	40,312
Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants	157	130	202	490
Repayment of notes payable	–	(5,742)	–	(9,927)
Net cash provided by (used in) financing activities	157	(5,612)	202	(9,437)
Effect of exchange rate changes on cash	(67)	469	30	279
Net increase in cash and cash equivalents	12,729	24,656	12,671	34,085
Cash and cash equivalents at beginning of period	52,933	59,986	52,991	50,557
Cash and cash equivalents at end of period	$65,662	$84,642	$65,662	$84,642

Register.com, Inc.
Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003
Net revenues	$ 24,419	$ 25,917	$ 25,313	$ 25,749
Cost of revenues	7,795	8,411	8,085	7,748
Gross profit	16,624	17,506	17,228	18,001
Operating costs and expenses:
Sales and marketing	7,069	7,305	6,825	6,098
Research and development	4,677	4,174	5,466	5,079
General and administrative (including non-cash compensation of $79, $167, $288 and $285, respectively)	5,322	4,614	4,542	4,877
Amortization of intangibles	157	158	145	137
Total operating expenses	17,225	16,251	16,978	16,191
Income (loss) from operations	(601)	1,255	250	1,810
Other income, net	235	359	440	771
Income (loss) before provision (benefit) for income taxes	(366)	1,614	690	2,581
Provision (benefit) for income taxes	18	529	(197)	158
Net income (loss)	$(384)	$ 1,085	$ 887	$ 2,423
Basic income (loss) per share	$(0.02)	$ 0.05	$ 0.04	$ 0.06
Diluted income (loss) per share	$(0.02)	$ 0.04	$ 0.04	$ 0.06
Weighted average number of shares outstanding:
Basic	23,645	23,560	23,519	37,426
Diluted	23,645	24,909	25,311	38,927